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PROSPECTUS

                                1,300,000 SHARES                  [LOGO]
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

         The Distribution Reinvestment and Share Purchase Plan (the "Plan") of Pennsylvania Real Estate Investment Trust (the "Trust") provides holders of record and beneficial owners of shares of beneficial interest, $1.00 par value per share, in the Trust (the "Shares") ("Eligible Shareholders"), with a simple and convenient method of investing cash dividends made on Shares and cash distributions made on units of limited partner interest in PREIT Associates, L.P. ("Units") (together with dividends, "Distributions") in additional Shares at the market price of the Shares less a discount of 1%. Shares may also be purchased on a monthly basis with optional cash payments made by Eligible Shareholders and interested new investors, not currently shareholders of the Trust, ("Interested New Investors," together with Eligible Shareholders, "Participants") at the market price of the Shares less a discount of 1% for optional cash payments of not less than $250 and up to $5,000 per month and a discount ranging between 0% and 5% (the "Discount") (as determined in accordance with the Plan) for optional cash payments made pursuant to accepted Requests for Waiver, to the extent Shares are purchased directly from the Trust.

         Brokers and nominees may reinvest Distributions and make optional cash payments on behalf of beneficial owners. Those holders of Shares who do not participate in the Plan will receive cash Distributions, as declared, in the usual manner.

         To enroll in the Plan, simply complete the enclosed Authorization Form and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and Participants may terminate their participation at any time. A broker, bank or other nominee may reinvest Distributions and make optional cash payments on behalf of beneficial owners.

         A Participant may obtain additional Shares by:

                         o reinvesting Distributions relating to all or
                           part of the Shares held by the Participant; provided, however, that Distributions in excess of $25,000 may be reinvested only with the permission of the Trust.

                         o making optional cash payments of not less than
                           $250 and up to $5,000 per month whether or not Distributions on Shares held by the Participant are being reinvested.

                         o making optional cash payments in excess of
                           $5,000 per month, with the permission of the Trust, whether or not Distributions on Shares held by the Participant are being reinvested.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March 19, 1999

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    Optional cash payments in excess of $5,000 may be made only pursuant to accepted Requests for Waiver. We expect that a portion of the Shares available for issuance will be issued pursuant to such waivers. Each month, at least three business days prior to the record date relating to optional cash payments for such month (the "Optional Cash Payment Due Date"), the Trust will establish the Threshold Price, if any (as defined in Question 17), applicable to optional cash payments that exceed $5,000. The price to be paid for Shares purchased pursuant to Requests for Waiver will be the applicable Market Price (as defined in Question 12) less the Discount (see Question 12).

         There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. The reinvestment of Distributions in additional Shares will not be subject to the Threshold Price, if any. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator at a nominal charge to the Participant. See Question 27.

         To the extent that Shares issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Trust. The Trust currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Trust. Each month a portion of the Shares available for issuance under the Plan may be purchased by Participants (including brokers or dealers) who, in connection with any resales of the Shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). These sales will be effected through the Trust's ability to waive limits applicable to the amounts that Participants may invest pursuant to the Plan's optional cash payment feature.

         From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the Discount from the Market Price of the Shares acquired through the optional case payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Shares. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act.

         This Prospectus relates to 1,300,000 Shares offered hereby and registered for sale under the Plan. Participants should retain this Prospectus for future reference.


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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Trust under the Securities Act with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

         1. The Trust's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, filed on November 28, 1997, (amended by Form 10-K/A-1 filed on December 15, 1997). The description of the Trust's Shares of Beneficial Interest contained in the Registration Statement on Form 8-A/12(b)/A-1 dated November 13, 1997 filed on November 13, 1997 (amended December 17, 1997).

         2. The Trust's definitive proxy statement for the Annual Meeting of Shareholders on December 16, 1997, filed on November 18, 1997.

         3. The Trust's definitive proxy statement for its Special Meeting of Shareholders on September 29, 1997, filed on August 28, 1997.

         4. The Trust's Current Reports on Form 10-Q for the four month period ending December 31, 1997, dated February 17, 1998, filed February 17, 1998; for the three month period ending December 31, 1997, dated February 17, 1998, filed February 17, 1998 (amended February 19, 1998); for the three month period ending March 31, 1998, dated March 31, 1998, filed May 15, 1998; for the three month period ending June 30, 1998, dated June 30, 1998, filed August 14, 1998; and for the three month period ending September 30, 1998, dated September 30, 1998, filed November 13, 1998.

         5. The Trust's Current Reports on Form 8-K dated September 29, 1997 filed October 14, 1997; dated December 2, 1997 filed December 2, 1997; dated December 16, 1997 filed December 17, 1997; dated December 17, 1997 filed December 22, 1997; dated August 7, 1998 filed August 13, 1998 (amended September 29, 1998); dated September 17, 1998 filed October 2, 1998 (amended November 9,
1998); dated August 27, 1998 filed October 9, 1998 (amended November 9, 1998); dated December 18, 1998 filed December 31, 1998; and dated December 23, 1998 filed January 7, 1999 (amended March 8, 1999).

         All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

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         The Trust will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Pennsylvania Real Estate Investment Trust, The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102, Attention: Jeffrey A. Linn, Senior Vice President-Acquisitions and Secretary, telephone: (215) 875-0700.

         The Trust is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Trust may be copied and inspected at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0300. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, the Trust's Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Trust can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Trust has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Trust and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules that may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


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                              CAUTIONARY STATEMENT

         In this Prospectus and in reports incorporated herein, we use forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "plan," or "continue," or the negative thereof or other variations thereon, or comparable terminology, which are referred to under the securities laws as "forward-looking statements."

         Our forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied by our forward-looking statements. Some (but not all) of these risks, uncertainties and factors are discussed in this Prospectus. However, we disclaim any obligation to update this discussion or to announce publicly the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                   THE COMPANY

         As used herein, unless the context indicates otherwise, the term "Company" includes the Trust, PREIT Associates, L.P. (the "Operating Partnership") and their subsidiaries and affiliates, including PREIT-RUBIN, Inc. (formerly The Rubin Organization, Inc.), a real estate management company in which the Company owns 95% of the economic interests in the form of non-voting common shares (together with its predecessors, "PREIT-RUBIN"), and the term "properties" means all of the Company's real estate assets.

         The Company is a fully integrated, self-administered and self-managed real estate investment trust that acquires, rehabilitates, develops and operates shopping centers and multifamily properties. Founded in 1960, the Company believes that it is one of the 15 largest publicly held operators of retail properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired its current interest in PREIT-RUBIN, Inc. (formerly known as The Rubin Organization, Inc.), a commercial property development and management firm, and certain related real estate interests.

         The Company conducts substantially all of its operations through the Operating Partnership and has elected, and conducts its operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a real estate investment trust which meets certain requirements is not subject to Federal income tax on the portion of its taxable income which is distributed to its shareholders, if, among other things, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

         The Trust is a Pennsylvania business trust created in Pennsylvania as an unincorporated association in business trust form pursuant to a Trust Agreement dated December 17, 1960, as amended (the "Trust Agreement"). Since its inception it has been self-administered by its trustees. The Trust's principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania, 19102, telephone: (215) 875-0700. The Company has regional offices in Maitland, Florida; Chicago, Illinois; and Atlanta, Georgia.

         Our world wide web site is www.PREIT.com. The information on our web site is not incorporated by reference into this prospectus.


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                                  RISK FACTORS

         Before you decide to invest, you should consider carefully the risks described below, together with the information provided in the other parts of this Prospectus. Our ability to make expected distributions to shareholders and debt service payments to lenders, as well as our prospects as a whole, could be affected by any or all of these factors or others not mentioned below.

Real Estate Industry

         General. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

         Other factors that may affect general economic conditions or local real estate conditions include:

         o  population trends
         o  income tax laws
         o  availability and costs of financing
         o  construction costs

         Competition. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues and geographical diversity than we do. Furthermore, we compete for tenants with other property owners. Our apartment properties portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when lower interest rates make mortgages more affordable. All of our shopping center and apartment properties are subject to significant local competition.

         Regulation. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities.

         Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted.

         Inflation. The effect of inflation on our operations and investment portfolio is mixed. On one hand, inflation increases rents by increasing the tenant revenues upon which percentage rentals are based. Fixed rentals also increase, reflecting higher costs for construction renovations and rehabilitation. On the other hand, inflation increases our expenses.

         Renewal of Leases and Reletting of Space. When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the

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property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

         Bankruptcy and Failure To Make Rent Payments. At any time, a tenant may experience a downturn in its business that may weaken its financial condition. As a result, the tenant may fail to make rental payments when due, or may declare bankruptcy. Either event could result in the termination of that tenant's lease and material losses to us.

The Company's Properties

         Development. There are risks associated with our development activities in addition to those generally associated with the ownership and operation of established shopping centers and multifamily properties. These risks include:

         o expenditure of money and time on projects that may never be completed
         o higher than estimated construction costs
         o late completion because of unexpected delays in zoning approvals, other land use approvals, construction or other factors outside of our control
         o failure to obtain zoning, occupancy or other governmental approvals

         The risks described above are compounded by the fact that we must distribute 95% of our taxable income in order to maintain our qualification as a REIT. As a result of these distribution requirements, new developments are financed primarily through lines of credit or other forms of construction financing. Because we incur debt to finance the developments, our loss could exceed our equity investment in the developments.

         Furthermore, we must acquire and develop suitable high traffic retail sites at costs consistent with the overall economics of the project. Because retail development is extremely competitive, there is no assurance that we can contract for appropriate sites within our geographic markets.

         Maintenance and Renovation. Many of the properties in which we have an interest were constructed more than 15 years ago. We generally spend more on maintenance of these older properties than we do on newer properties. Because older properties may be obsolete in some respects, they may generate lower rentals or may require significant capital expense for renovations. Some apartments lack amenities that are customarily included in modern construction, such as dishwashers, central air conditioning and microwave ovens. Some facilities are difficult to lease because they are too large, too small or inappropriately proportioned for today's market. We generally consider renovation of properties when renovation will enhance or maintain the long-term value of those properties.

         Recently Acquired Properties. Subject to the availability of financing and other considerations, we intend to continue to acquire interests in properties that we believe will be profitable or will enhance the value of our portfolios. Some of these properties may have unknown characteristics or deficiencies. Therefore, it is possible that some properties will be

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worth less or will generate less revenue than we believe at the time of acquisition. It is also possible that the operating performance of some of our properties will decline.

         To manage our growth effectively, we must integrate successfully new acquisitions. We cannot assure you that we will be able to integrate successfully or manage effectively additional properties.

         When we acquire properties, we also take on other risks, including:

         o  financing risks (some of which are described below)
         o  the risk that anticipated occupancy or rent levels won't be met
         o the risk that required zoning, occupancy and other governmental approvals won't be obtained
         o the risk that there will be changes in applicable zoning and land use laws that affect adversely the operation or development of our properties

         Shopping Centers. We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs and taxes.

         Casualty Insurance. We generally maintain casualty insurance on our assets. We believe that our insurance is adequate. However, we would be required to bear all losses to the properties that are not adequately covered by insurance. We cannot assure you that we can obtain insurance in the future at acceptable levels and reasonable cost.

Financing

         General. We finance parts of our operations and acquisitions through debt. This debt creates risks, including:

              o rising interest rates on our floating rate debt
              o failure to prepay or refinance existing debt, which may result in forced
                disposition of properties on disadvantageous terms
              o refinancing terms less favorable than the terms of existing debt
              o failure to meet required payments of principal and interest

         Credit Facility. We currently use an unsecured credit facility for working capital, acquisitions, renovations and capital improvements to our properties. The credit facility currently requires PREIT Associates, the operating partnership through which our properties are held, to maintain certain asset and income to debt ratios and minimum income and net worth levels. If PREIT Associates fails to meet any one or more of these requirements, we would be in default. The lenders, in their sole discretion, may waive a default. We might secure alternative or substitute financing. We cannot assure you, however, that we can obtain waivers or alternative financing. Any default may have a materially adverse effect on our operations and financial condition.

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         We expect to use our credit facility from time to time for acquisitions, renovations and capital improvements to our properties. When the credit markets are tight, we may encounter resistance from lenders when we seek financing or refinancing for some of our properties. If the credit facility is reduced significantly or withdrawn, our operations would be affected adversely. If we are unable to increase our borrowing capacity under the credit facility, our ability to make acquisitions and grow would be affected adversely. We cannot give assurance as to the availability or terms of financing for any particular property.

         We have entered into agreements limiting the interest rate on portions of our credit facility. If other parties to these agreements fail to perform as required by the agreements, we may suffer credit loss.

         Partnerships and Joint Ventures. The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory financing is not available, we may have to rely upon other sources of short-term financing, equity contributions or the proceeds of refinancing of existing properties in order to satisfy debt obligations. Although the Company does not own the entire interest in connection with many of the properties held by a partnership or joint venture, the Company may be required to pay the full amount of any obligation of such partnership or joint venture that has been guaranteed in whole or in part by the Company in order to protect its equity interest in such property owned by such partnership or joint venture. Additionally, the Company may determine to pay a partnership's or joint venture's obligation in order to protect the Company's equity interest in its assets.

Governance

         Partnerships and Joint Ventures. Generally, we hold interests in our portfolio properties through PREIT Associates. In many cases we hold properties through joint ventures or partnerships with third-party partners and joint venturers and, thus, we hold less than 100% of the ownership interests in such properties. Of the properties with respect to which our ownership is partial, most are owned by partnerships in which we are a general partner. The remaining properties are owned by joint ventures in which we have substantially the same powers as a general partner. Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Because decisions must be unanimous, necessary actions may be delayed significantly. It may be difficult or even impossible to change a property manager if a partner or co-venturer is serving as property manager.

         Business disagreements with partners may arise. The Company may incur substantial expenses in achieving a resolution of such disputes. To preserve its investment, the Company may be required to make commitments to or on behalf of a partnership or venture during a dispute. Moreover, we cannot assure you that the Company's resolution of a dispute with a partner will be on terms that are favorable to the Company.

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         We guarantee the debt of some partnerships and joint ventures so that those partnerships and joint ventures can obtain financing. Therefore, even though we do not own the entire interest in properties owned by partnerships or joint ventures, we may be required to repay all the debt owed by a partnership or venture. We may also do so to protect our interest in the properties owned by the partnership or venture.

         Other risks of investments in partnerships and joint ventures include:

         o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions
         o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals
         o partners or co-venturers may be in a position to take action contrary to our policies or objectives
         o  potential liability for the actions of our partners or co-venturers

         Restrictions on Change-in-Control. The Trust Agreement that governs the Company restricts the possibility of sale or change in control of the Company, even if a sale or change in control were in the shareholders' interest. These restrictions include the ownership limit designed to ensure qualification as a REIT, the staggered terms of our Trustees and our ability to issue preferred shares.

         Restrictions on Sales of Properties. Because certain limited partners of PREIT Associates may suffer adverse tax consequences if certain properties owned by PREIT Associates are sold, the Trust, as the general partner of PREIT Associates, has agreed from time to time, subject to certain exceptions, that the consent of the holders of a majority (or all) of certain limited partner interests issued by PREIT Associates in exchange for a property is required before that property may be sold. These agreements may result in our being unable to sell one or more properties, even in circumstances in which it would be advantageous to do so. See "Summary of the Operating Partnership Agreement -- Other Rights."

         Issuance of Preferred Shares. The Trust's Board of Trustees may issue up to 25,000,000 preferred shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares. Because the Board of Trustees has the power to establish the preferences and rights of the preferred shares, preferred shares may have preferences, distributions, powers and rights senior to the rights of holders of Shares.

         Changes in Policies Without Shareholder Approval. The Board of Trustees determines the growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies of the Trust. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to shareholders. Accordingly, shareholders may not have control over changes in the Company's policies. We cannot assure you that changes in our policies will serve fully the interests of all shareholders.

                                       10
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         PREIT Associates; Required Vote of Limited Partners on Fundamental
Changes. Our assets are generally held through PREIT Associates, a Delaware limited partnership whose sole general partner is the Trust. The Trust currently holds a majority of the limited partner interests in PREIT Associates. However, PREIT Associates may from time to time issue additional limited partner interests in PREIT Associates to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute the Trust's percentage ownership of PREIT Associates. Limited partner interests in PREIT Associates generally do not carry a right to vote on any matter voted on by our shareholders (although limited partner interests may, under certain circumstances, be redeemed for Shares). However, prior to the date on which at least half of the partnership interests issued on September 30, 1997 have been redeemed, the holders of partnership interests issued on September 30, 1997 are entitled to vote, along with the Trust's shareholders, on any proposal to merge, consolidate or sell substantially all of the Company's assets. The Trust's partnership interests are not included for purposes of determining when half of the partnership interests have been redeemed, nor are they counted as votes. There can be no assurances that the Trust will not agree to extend comparable rights to other limited partners in PREIT Associates.

         Dependence on Ronald Rubin. We are dependent on the efforts of Ronald Rubin, our Chief Executive Officer. The loss of his services could have an adverse effect on our operations. If Mr. Rubin were to terminate his employment, his current employment agreement with us would prevent him from becoming an employee of one of our competitors for one year.

PREIT-RUBIN

         Lack of Control of PREIT-RUBIN. Although PREIT Associates owns 95% of the equity interests in our management affiliate, PREIT-RUBIN, all of the voting stock of PREIT-RUBIN is owned by a stock bonus plan created for the benefit of PREIT-RUBIN's employees. PREIT-RUBIN employees are entitled to vote the common shares vested in their accounts in the stock bonus plan on fundamental transactions such as a merger or sale of assets. A Stock Bonus Plan Committee votes the shares in the stock bonus plan on all other matters. PREIT-RUBIN's Board of Directors appoints the Stock Bonus Plan Committee's members. Thus, the Trust does not control the day-to-day operations of PREIT-RUBIN and has no legal power to influence the manner in which it performs its management obligations, seeks and accepts new business or otherwise determines its business strategy.

         Third-Party Management Business. PREIT-RUBIN manages a substantial number of properties owned by third parties. Risks associated with the management of properties owned by third parties include:

         o  the property owner's termination of the management contract
         o  loss of the management contract in connection with a property sale
         o  non-renewal of the management contract upon expiration
         o renewal of the management contract on terms less favorable than current terms

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         o  decline in management fees as a result of general real estate market conditions or local market factors

         Conflicts of Interest. There are numerous potential conflicts of interest relating to our investment in PREIT-RUBIN. The interest of those members of our management who are also PREIT-RUBIN affiliates may diverge from the interests of the shareholders.

         PREIT-RUBIN's employees work on behalf of the Company. However, PREIT-RUBIN will continue to render management, development, leasing and related services to a substantial number of properties in which affiliates of PREIT-RUBIN retain equity interests. We believe that PREIT-RUBIN's management arrangements with these entities are on terms at least as favorable to PREIT-RUBIN as the average of management arrangements with parties unrelated to PREIT-RUBIN. In addition, PREIT-RUBIN leases substantial office space from entities in which our affiliates have an interest.

Dependence on Primary Markets

         All but one of our properties are located in the eastern United States. A majority of the properties are located either in Pennsylvania or Florida. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us. Other REITs may have a more geographically diverse portfolio and thus may be less susceptible to downturns in one or more regions.

Environmental Liabilities

         Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow with the real estate as collateral.

         From time to time, the Company responds to inquiries from environmental authorities with respect to properties both currently and formerly owned by the Company. Discussion of pending and recently completed environmental investigations of the Company can be found in the Company's quarterly, annual and various other public filings. We cannot assure you of the results of pending investigations, but we do not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

         Since 1987, the Company has attempted to protect itself against environmental liabilities by conducting an environmental study on each property it seeks to acquire. In 1997 and 1998, the Company performed environmental studies on each of the properties in which it had an interest when such studies were performed. Despite these measures, the Company may be liable for presently unknown environmental conditions at these properties or at properties formerly owned by the Company. The Company cannot know the magnitude of this potential liability.

         A number of the Company's properties contain asbestos in limited concentrations or in limited areas. Where radon has been identified as a potential concern, the Company generally has remediated the situation or is performing additional testing. Lead-based paint has been identified at certain of the Company's multi-family properties, and the Company has notified tenants pursuant to applicable disclosure requirements. Based on its current knowledge, the Company does not believe that the future liabilities associated with asbestos, radon and lead-based paint at these properties will be material, but we cannot assure you that they will not.

         The Company has no insurance coverage for the types of environmental liabilities described above. The Company maintains a reserve on its books for these matters. We cannot assure you that this reserve will be sufficient to cover the cost of environmental liabilities.

Legal Proceedings

         From time to time, the Company is a plaintiff or defendant in various cases arising out of its usual and customary business of owning and investing in real estate, both directly and through joint ventures and partnerships. Discussion of the Company's pending and recently completed litigation can be found in the Company's quarterly, annual and various other public filings. We cannot assure you of the results of pending litigation, but we do not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

Certain Tax Risks

         Tax Liabilities as a Consequence of a Failure to Qualify as a REIT. If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service. See "Federal Income Tax Considerations - Taxation of the Company."

         To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We can give you no assurance that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we can give you no assurance that we have been qualified or will remain qualified.

         REIT Distribution Requirements. To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 95% of our net taxable income. See "Federal Income Tax Considerations-Taxation of the Company--Annual Distribution Requirements." We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing.

Factors Affecting Share Price

         A number of factors may influence adversely the price of our Shares in the public markets. These factors include:

         o increases in market interest rates, which may lead purchasers of shares to demand from us a higher annual yield from distributions
         o the relatively low daily trading volume of the Shares, which means that efforts to sell and sales of even relatively small amounts of Shares can have a depressive effect on trading prices
         o failure to invest the proceeds of a future offering of securities in a manner that will increase earnings
         o sales of a substantial number of Shares, or the perception that such sales could occur
         o issuance of additional Shares, including those reserved for issuance according to stock option plans and other obligations.

Year 2000 Issues

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed at a time when data storage was expensive, and the impact of the upcoming century change was not considered. As a result of this dating limitation, many programs, if not corrected, may fail or provide inaccurate results at and after the turn of the century. We (and tenants that provide us with a significant percentage of our income) use information systems and systems imbedded in certain equipment that carry two digit dating and are thus susceptible to partial or total failure after December 31, 1999.

         To assess and address the Company's internal systems, we have established a Year 2000 remediation plan consisting of the following phases:

         o inventorying our systems and devices (including information technology ("IT") and non-IT systems) that are vulnerable to the Year 2000 problem
         o  assessing the criticality of the inventoried items
         o  remediating the non-compliant items
         o  testing the corrections that have been applied

         We have completed the first phase of our remediation plan for our IT systems. We believe that our accounting and payroll systems, which we believe to be our mission critical systems, are Year 2000 compliant. The amount of remediation effort has not and is not anticipated to be extensive due to our use of readily available, off-the-shelf software and hardware products that are supported by the manufacturers. In addition, we are in the first phase of the remediation plan for our non-IT systems (such as elevators, HVAC and lighting systems) and are currently completing an inventory of non-IT systems and assessing the potential risks of noncompliance. After evaluating our required compliance efforts, appropriate contingency plans will be developed based on the outcome of the assessment phase and a survey of some of our major suppliers and tenants. We expect to complete the Year 2000 remediation plan, including final testing, by the beginning of the fourth quarter of 1999. All of our costs related to Year 2000 remediation are expensed as incurred. Some of our business partners, suppliers and tenants are also being surveyed as to their Year 2000 compliance readiness.

         Although we believe our Year 2000 remediation plan will be adequate to address the Year 2000 issue, we cannot assure you that this is so. If the required remediation efforts are not made, or are not completed timely or if our tenants experience material Year 2000 problems in their own operations, the Year 2000 issue could have a material impact on our operations.

                             DESCRIPTION OF THE PLAN

         The Plan provides Participants with a convenient and attractive method of investing cash Distributions and optional cash payments in additional Shares without payment of any brokerage commissions or service charges. The price to be paid for Shares purchased under the Plan will be a price reflecting a 1% discount from the Market Price (as defined in Question 12) for the reinvestment of cash Distributions and for optional cash payments that do not exceed $5,000, and a price reflecting a discount ranging between 0% and 5% (the "Discount") from the Market Price for the investment of optional cash payments made pursuant to Requests for Waiver, to the extent shares are purchased directly from the Trust. The Discount is subject to change (but will not vary from the range of between 0% and 5%) from time to time or discontinuance at the Trust's discretion after a review of current market conditions, the level of participation in the Plan and the Trust's current and projected capital needs.

         Subject to the availability of Shares registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of Distributions a Participant may reinvest under the Plan; provided that Distributions in excess of $25,000 may be reinvested only with the permission of the Trust. See
Question 2.

         Participants electing to invest optional cash payments in additional Shares are subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 17. Optional cash payments in excess of $5,000 may be made only upon acceptance by the Trust of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each Optional Cash Payment Due Date (as defined in Question 18), the Trust will establish the Discount and Threshold Price, if any (each as defined in Question 17), applicable to optional cash payments pursuant to Requests for Waiver. The Discount, which may vary each month, will be established in the Trust's sole discretion after a review of current market conditions, the level of participation in the Plan and the Trust's current and projected capital needs. With respect to optional cash payments for purchases pursuant to Requests for Waiver only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, one-twelfth of a Participant's optional cash payment will be returned without interest. Optional cash payments that do not exceed $5,000 and the reinvestment of Distributions in additional Shares will receive a discount of 1% and will not be subject to the Threshold Price, if any. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants, at a nominal charge to the Participant. See Question 27.

         Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of Distributions, provided that Distributions in excess of $25,000 may be reinvested only with the permission of the Trust, and no preestablished maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 1,300,000 Shares have been registered and are available for sale under the Plan.

         The Trust expects to grant Requests for Waiver to Participants that are financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Trust based on a variety of factors, which may include: the Trust's current and projected capital needs, the alternatives available to the Trust to meet those needs, prevailing market prices for Shares, general economic and market conditions, expected aberrations in the price or trading volume of the Shares, the potential disruption of the price of the Shares by a financial intermediary, the number of Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Shares will be issued under the optional cash payment feature of the Plan as opposed to the Distribution reinvestment feature of the Plan.

         Financial intermediaries may purchase a significant portion of the Shares issued pursuant to the optional cash payment feature of the Plan. The Trust does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Shares under the Plan with a view to distribution of such Shares or that offer or sell Shares for the Trust in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

         From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Shares acquired through the cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Shares. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Trust and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of the Shares.

                                    The Plan

         The Plan was adopted by the Board of Trustees of the Trust on February 2, 1999. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash Distributions, as declared and paid in the usual manner.

                                     Purpose

1.       What is the purpose of the Plan?

         The primary purpose of the Plan is to provide Participants with a convenient and simple method of increasing their investment in the Trust by investing cash Distributions in additional

Shares without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Trust, and by investing optional cash payments in additional Shares without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Trust to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to Eligible Shareholders and Interested New Investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Trust's ability to waive limitations applicable to the amounts that Participants (as defined in Question 2) may invest pursuant to the Plan's optional cash payment feature.

         See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Trust in granting waivers. To the extent shares are purchased from the Trust under the Plan, the Trust will receive additional funds for general Trust purposes, to repay indebtedness and for working capital purposes. The Plan is intended for the benefit of investors in the Trust and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of Shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the Shares acquired through the reinvestment of Distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the Shares. The Trust reserves the right to modify, suspend or terminate participation in the Plan by otherwise Eligible Shareholders in order to eliminate practices that are, in the sole discretion of the Trust, not consistent with the purposes or operation of the Plan or that affect adversely the price of the Shares.

                        Options Available To Participants

2.       What options are available to enrolled Participants?

         Eligible Shareholders may elect to have cash Distributions paid on all or a portion of their Shares reinvested automatically in additional Shares; provided that Distributions in excess of $25,000 may be reinvested only with the permission of the Trust. Cash Distributions are paid on the Shares when and as declared by the Trust's Board of Trustees. There is no minimum limitation on the amount of Distributions a Participant may reinvest under the Distribution reinvestment feature of the Plan.

         Each month, Participants may also elect to invest optional cash payments in additional Shares, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if Distributions on their Shares are not being reinvested and whether or not a Distribution has been declared.

                          Advantages and Disadvantages

3.       What are the advantages and disadvantages of the Plan?

         Advantages:

         (a) The Plan provides Participants with the opportunity to reinvest cash Distributions paid on all or a portion of their Shares in additional Shares at a 1% discount from the Market Price without payment of any brokerage commission or service charge to the extent shares are purchased directly from the Trust.

         (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional Shares without payment of any brokerage commission or service charge if such Shares are purchased directly from the Trust, which purchases may be made at the market price of the Shares less a discount of 1% for optional cash payments of not less than $250 and up to $5,000 per month and a Discount ranging between 0% and 5% (as determined in accordance with the Plan) for optional cash payments made pursuant to accepted Requests for Waiver, to the extent Shares are purchased directly from the Trust.

         (c) Subject to the availability of Shares registered for issuance under the Plan and to permission from the Trust for Distributions in excess of $25,000, all cash Distributions paid on Participants' shares can be invested fully in additional Shares because the Plan permits fractional shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares that will be credited to Plan accounts.

         (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of certificates for Shares credited to each Plan account.

         (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

         Disadvantages:

         (a) No interest will be paid by the Trust or the Plan Administrator on Distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments in excess of $5,000 for purchases made pursuant to Requests for Waiver may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

         (b) With respect to optional cash payments, the actual number of shares to be issued to a Participant's Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, Participants will not know the actual number of shares they have purchased.

         (c) With respect to certain optional cash payments, the Market Price may exceed the price at which Shares are trading on the Investment Date when the shares are issued or thereafter.

         (d) Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, once received by the Plan Administrator, optional cash payments will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

         (e) Resales of Shares credited to a Participant's account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable share transfer taxes on the resales. See Questions 21 and 27.

         (f) Prospective investors in Shares should consider carefully the matters described above in "Risk Factors" prior to making an investment in the Shares.

                                 Administration

4.       Who administers the Plan?

         The Trust has retained American Stock Transfer and Trust Company, as plan administrator (the "Plan Administrator"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Trust will appoint a new plan administrator to administer the Plan.

         The Plan Administrator also acts as Distribution disbursing agent, transfer agent and registrar for the Trust's Shares.

                                  Participation

         For purposes of this section, responses will be based on the method by which the holder holds his or her Shares. Generally, shareholders are either Record Owners or Beneficial Owners. A Record Owner is a holder who owns Shares in his or her own name. A Beneficial Owner is a holder who owns Shares beneficially that are registered in a name other than his or her own name

(for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate in the Plan directly, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner's shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Plan Administrator at (800) 278-4353 or (718) 921-8283.

5.       Who is eligible to participate?

         All Record Owners or Beneficial Owners of at least one Share are eligible to participate in the Plan. A Record Owner may participate in the Plan directly. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, Interested New Investors may participate in the optional cash payment feature of the Plan. See Question 6. To facilitate participation by Beneficial Owners, the Trust has made arrangements with the Plan Administrator to reinvest Distributions, on a per Distribution basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

         The Trust may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Trust Agreement or Bylaws, each as amended and/or restated from time to time, of the Trust. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest of any class or series of shares of beneficial interest of the Trust in excess of 9.9% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms "group" and "ownership" may cause a person who owns less than 9.9% of the shares outstanding in an individual capacity to be deemed to be holding shares in excess of the foregoing limitation. The Trust Agreement provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares shall be transferred to a trustee for the benefit of a charitable beneficiary designated by the Trust pursuant to the Trust Agreement. Under the Trust Agreement, certain transfers or attempted transfers that would jeopardize the qualification of the Trust as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

6.      How does an eligible shareholder or Interested New Investor participate?

         Eligible Shareholders

         Record Owners may join the Plan by completing and signing the Authorization Form included with the Plan and, if applicable, a Request for Waiver, and returning it or them to the Plan Administrator. Authorization Forms and Requests for Waiver may be obtained at any time by written request to the Trust, by telephoning the Trust at (215) 875-0700, by visiting the Trust's web site at www. PREIT.com or by telephoning the Plan Administrator at (800) 278-4353 or (718) 921-8283.

         Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to reinvest Distributions on their behalf. See Question 8 for a discussion of the Broker and Nominee form (the "B&N Form"), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. See also Question 16.

         If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash Distributions and optional cash payments, if applicable, toward the purchase of additional Shares. See Question 7 for investment options.

         Interested New Investors

         Interested New Investors may join the Plan by completing and signing the Authorization Form included with the Plan and, if applicable, a Request for Waiver, and returning it or them to the Plan Administrator. Authorization Forms and Requests for Waiver may be obtained at any time by written request to the Trust, by telephoning the Trust at (215) 875-0700, by visiting the Trust's web site at www. PREIT.com or by telephoning the Plan Administrator at (800) 278-4353 or (718) 921-8283.

7.       What does the Authorization Form provide?

         The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Trust to pay to the Plan Administrator each Participant's cash Distributions on all or a specified number of Shares owned by the Participant on the applicable record date ("Participating Shares"), as well as on all whole and fractional Shares credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional Shares with such Distributions and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form, which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent Distributions with respect to Plan Shares. Distributions will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27) or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

         Subject to permission from the Trust for the reinvestment of Distributions in excess of $25,000, the Authorization Form provides for the purchase of additional Shares through the following investment options:

         (1) If "Full Distribution Reinvestment" is elected, the Plan Administrator will apply all cash Distributions on all Shares then or subsequently registered in the Participant's name, and all cash Distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Shares.

         (2) If "Partial Distribution Reinvestment" is elected, the Plan Administrator will apply all cash Distributions on only the number of Participating Shares registered in the Participant's name and specified on the Authorization Form and all cash Distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Shares.

         (3) If "Optional Cash Payments Only" is elected, the Participant will continue to receive cash Distributions on Shares registered in that Participant's name, if any, in the usual manner. However, the Plan Administrator will apply all cash Distributions on all Plan Shares, together with any optional cash payments received from the Participant, toward the purchase of additional Shares. See Question 8 for a discussion of the B&N Form, which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository.

         Each Participant may select any one of these three options. In each case, Distributions will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including Distributions on Shares purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of Distributions paid on Plan Shares rather than reinvest such Distributions, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.

         Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

8.       What does the B&N Form provide?

         The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37.

         Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

         THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE OPTIONAL CASH PAYMENT DUE DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9.       Is partial participation possible under the Plan?

         Yes. Record Owners may designate on the Authorization Form a number of shares for which Distributions are to be reinvested, subject to permission from the Trust for reinvestment of Distributions in excess of $25,000. Distributions will thereafter be reinvested only on the number of shares specified or on such lesser number of shares as are owned on the record date for each Distribution, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash Distributions on the remainder of the shares. Dividends on all Shares held in the Plan, however, are automatically reinvested in the Plan.

10. When may an eligible shareholder or Interested New Investor join the Plan?

         A Record Owner, Beneficial Owner or Interested New Investor may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Trust terminates his or her participation in the Plan or the Trust terminates the Plan. See Question 27 regarding withdrawal from the Plan.


11. When will Distributions be reinvested and/or optional cash payments be invested (See chart on page 28 for a breakdown of the Investment Dates under the Plan)?

Investment Dates for Shares Acquired Directly from the Trust

         When shares are purchased from the Trust, such purchases will be made on the "Investment Date" in each month. The Investment Date with respect to Shares acquired directly from the Trust and relating to a Distribution reinvestment will be the Distribution payment date relating to the Shares. The Investment Date with respect to Shares acquired directly from the Trust and relating to optional cash payments of $5,000 or less shall be the last day (or Pricing Period conclusion date) of a Pricing Period (as defined below). The Investment Date with respect to Shares acquired directly from the Trust and relating to an optional cash payment of greater than $5,000 made pursuant to a Request for Waiver will be on each day on which the NYSE is open for business in a Pricing Period, on which date 1/12 of a Participant's optional cash payment in each month will be invested. See Schedule A attached hereto for a list of the expected Pricing Period commencement dates and conclusion dates (with the Pricing Period conclusion date being the Investment Date for optional cash payments of $5,000 or less) in 1999 and 2000.

Investment Dates for Shares Acquired Through Open Market Purchases by Plan Administrator

         When shares are acquired through open market purchases by the Plan Administrator, such purchases will be made on the "Investment Date" in each month. The Investment Date with respect to Shares acquired in the open market by the Plan Administrator and relating to a Distribution reinvestment will be a date chosen by the Plan Administrator no later than ten business days following the Distribution payment date. The Investment Date with respect to Shares acquired in the open market by the Plan Administrator and relating to optional cash payments of not less than $250 and up to $5,000 shall be a date chosen by the Plan Administrator no later than 30 days from the optional cash payment's corresponding Optional Cash Payment Due Date. The Trust will not grant Requests for Waiver for optional cash payments exceeding $5,000 when the Shares are to be acquired in the open market.

         When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Trust nor any Participant may control the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator, provided that the Trust may provide the Plan Administrator, not more than once in any three month period, with a formula for determining the amount or timing of Shares to be purchased by the Plan Administrator. When open market purchases are made by the Plan Administrator, the Plan Administrator shall use reasonable efforts to purchase the shares at the lowest possible price.

         If the Authorization Form is received prior to the record date for a Distribution payment, the election to reinvest Distributions will begin with that Distribution payment. If the Authorization Form is received on or after any such record date, reinvestment of Distributions will begin on the Distribution payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of Distributions normally precede payment dates by approximately two and a half weeks.

         See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

         Shares will be allocated and credited to Participants' accounts as follows: (1) shares purchased from the Trust will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with Distributions to be reinvested or optional cash payments, as the case may be, during the month.

         NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. BECAUSE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

                         Purchases And Prices Of Shares

12. What will be the price to Participants of shares purchased under the Plan (See chart on page 28 for a breakdown of the purchase prices under the Plan)?

Price to Participants for Shares Acquired Directly from the Trust

         With respect to reinvested Distributions, the price per Share acquired directly from the Trust will reflect a discount of 1% from the average of the high and low sales prices, computed to four decimal places, of the Shares on the NYSE on the Investment Date (as defined in Question 11), or if no trading occurs in the Shares on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

         With respect to optional cash payments, the price per share of the Shares acquired directly from the Trust will be 100% of the average of the daily high and low sale prices, computed to four decimal places, of the Shares as reported on the NYSE for the Trading Day relating to each Investment Date (as defined in Question 11 above) or, if no trading occurs in the Shares on such Trading Day, for the Trading Day immediately preceding such Investment Date for which trades are reported, less a 1% discount for purchases of less than $5,000 and the applicable Discount, if any, for purchases pursuant to a Request for Waiver. A "Trading Day" means a day on which trades in the Shares are reported on the NYSE. The Pricing Period is the period encompassing the twelve consecutive Investment Dates relating to optional cash payments of greater than $5,000 made pursuant to a Request for Waiver in each month.

         Each month, at least three business days prior to the applicable Optional Cash Payment Due Date (as defined in Question 18), the Trust may establish the Discount from the Market Price applicable to optional cash payments for purchases pursuant to a Request for Waiver and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments for purchases pursuant to a Request for Waiver made during that month. If the Trust does not establish a Discount as outlined above, the Discount for such period will be 0%. The Discount will be established in the Trust's sole discretion after a review of current market conditions, the level of participation in the Plan and the Trust's current and projected capital needs. The Discount applies only to optional cash payments. Neither the Trust nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Trust at
(215) 875-0700 or by visiting the Trust's web site at www.PREIT.com. Setting a Discount for an Investment Date shall not affect the setting of a Discount for any subsequent Investment Date. The Discount feature discussed above applies only to the issuance of Shares by the Trust pursuant to optional cash payments for purchases pursuant to a Request for Waiver and does not apply to optional cash payments of up to $5,000, open market purchases made with optional cash payments or the reinvestment of Distributions.

Price to Participants for Shares Acquired Through Open Market Purchases by Plan Administrator

         With respect to reinvested Distributions, the price per Share acquired through open market purchases by the Plan Administrator will be the weighted average of the actual prices paid, computed to four decimal places, for all of the Shares purchased by the Plan Administrator, less a discount of 1%.

         The price per Share acquired through open market purchases by the Plan Administrator with optional cash payments of not less than $250 and up to $5,000 will receive a discount of 1% (subject to change) from the weighted average of the actual prices paid, computed to four decimal places, for all of the Shares purchased by the Plan Administrator with all Participants' optional cash payments for the related month. The Trust will not grant Requests for Waiver for optional cash payments exceeding $5,000 when the Shares are to be acquired in the open market.

         The Trust will pay any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with open market purchases. If a Participant desires to opt out of the Distribution reinvestment feature of the Plan when the Shares relating to Distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related Distribution payment date. Information as to the source of the Shares to be purchased under the Plan may be obtained beginning three business days prior to the relevant Record Date for cash Distributions or the Optional Cash Payment Due Date for optional cash payments by contacting the Trust at (215) 875-0700, by visiting the Trust's web site at www.PREIT.com or by contacting the Plan Administrator at (800) 278-4353 or (718) 921-8283.

         All references in the Plan to the "Market Price" when it relates to Distribution reinvestments that will be reinvested in Shares acquired directly from the Trust shall mean the average of the high and low sales prices, computed to four decimal places, of the Shares on the NYSE on the Investment Date, or if no trading occurs in the Shares on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to Distribution reinvestments that will be reinvested in Shares purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, net of commissions, computed to four decimal places, for all of the Shares purchased by the Plan Administrator with all Participants' reinvested Distributions for the related quarter. All references in the Plan to the "Market Price" for optional cash payments that will be invested in Shares acquired directly from the Trust shall mean the average of the daily high and low sales prices of the Shares as reported on the NYSE on the Trading Day relating to each Investment Date or, if no trading occurs in the Shares on such Investment Date, for the first Trading Day immediately preceding such Investment Date for which trades are reported. With respect to optional cash payments that will be reinvested in Shares purchased in the open market, "Market Price" shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Shares purchased by the Plan Administrator with all Participants' optional cash payments for the related month.

When Shares are Issued Directly by the Trust

----------------------------------------------------------------------------------------------------------------------------------
                                       Investment Date                                  Price to Participant
----------------------------------------------------------------------------------------------------------------------------------
Reinvested Distributions         Distribution Payment Date      1% discount from the average of the high and low sale prices, computed to four decimal places, of the Shares as reported on the
                                                                NYSE for the Trading Day relating to the Investment Date or, if no trading occurs in the Shares on such Trading Day, for the Trading
                                                                Day immediately preceding such Investment Date for which trades are reported

----------------------------------------------------------------------------------------------------------------------------------
Optional Cash Payments of      Last day of the applicable       1% discount from the average of the high and low sale prices,
not less than $250 and up to   Pricing Period                   computed to four decimal places, of the Shares as reported on the
$5,000                                                          NYSE for the Trading Day relating to the Investment Date or,  if no trading occurs in the Shares on such Trading Day, for the Trading
                                                                Day immediately preceding such Investment Date for which trades are reported

----------------------------------------------------------------------------------------------------------------------------------
Optional Cash Payments of      Each day on which the NYSE is    0% to 5% discount, as determined by the Trust in accordance with
Greater than $5,000 Pursuant   open for business in a Pricing   the Plan, from the average of the high and low sale prices,
to Accepted Requests for       Period on which date 1/12 of a   computed to four decimal places, of the Shares as reported on the
Waiver                         Participant's optional cash      NYSE for the Trading Day relating to the Investment Date or, if no
                               payment in each month will be    trading occurs in the Shares on such Trading Day, for the Trading
                               invested                         Day immediately preceding such Investment Date for which trades are reported
----------------------------------------------------------------------------------------------------------------------------------

When Shares are Purchased on the Open Market

----------------------------------------------------------------------------------------------------------------------------------
                                       Investment Date                                  Price to Participant
----------------------------------------------------------------------------------------------------------------------------------
Reinvested Distributions       Distribution Payment Date or a   1% discount from the weighted average of the actual prices paid,
                               date, chosen by the Plan         computed to four decimal places, for all of the Shares purchased by
                               Administrator, not less than     the Plan Administrator
                               10 business days following the
                               Distribution Payment Date

----------------------------------------------------------------------------------------------------------------------------------
Optional Cash Payments of      A date, chosen by the Plan       1% discount from the weighted average of the actual prices paid,
not less than $250 and up to   Administrator, no later than     computed to four decimal places, for all of the Shares purchased by
$5,000                         30 days from the corresponding   the Plan Administrator with all Participants' optional cash
                               Optional Cash Payment Due Date   payments for the related month

----------------------------------------------------------------------------------------------------------------------------------
Optional Cash Payments of      Not Applicable                   Not Applicable
Greater than $5,000 Pursuant
to Accepted Requests for
Waiver
----------------------------------------------------------------------------------------------------------------------------------

13. What are the Record Dates and Investment Dates for Distribution reinvestment?

         For the reinvestment of Distributions, the "Record Date" is the record date declared by the Board of Trustees for such Distribution. Likewise, the Distribution payment date declared by the Board of Trustees constitutes the Investment Date applicable to the reinvestment of such Distribution with respect to Shares acquired directly from the Trust, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Shares purchased in open market transactions will be no later than ten business days following the Distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12), subject to permission from the Trust for reinvestment of Distributions in excess of $25,000. Distributions in excess of $25,000 not approved for reinvestment by the Trust will be paid in cash. Generally, record dates for quarterly Distributions on the Shares will precede the Distribution payment dates by approximately two weeks. See Schedule A for a list of the future Distribution record dates and payment dates. Please refer to Question 18 for a discussion of the Optional Cash Payment Due Dates and Investment Dates applicable to optional cash payments.

14. How will the number of shares purchased for a Participant be determined?

         A Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any Distributions paid on the number of Participating Shares and Plan Shares in such Participant's Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of Shares registered for issuance under the Plan and permission from the Trust for reinvestment of Distributions in excess of $25,000, there is no total maximum number of shares available for issuance pursuant to the reinvestment of Distributions.

15. What is the source of Shares purchased under the Plan?

         Plan Shares will be purchased either directly from the Trust, in which event such shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Trust, after a review of current market conditions and the Trust's current and projected capital needs. The Trust will determine the source of the Shares to be purchased under the Plan at least three business days prior to the relevant Record Date for cash Distributions or the Optional Cash Payment Due Date for optional cash payments, and will notify the Plan Administrator of the same. Neither the Trust nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Shares to be purchased under the Plan, but current information regarding the source of the Shares may be obtained by contacting the Trust at (215) 875-0700, by visiting the Trust's web site at www.PREIT.com or by telephoning the Plan Administrator at (800) 278-4353 or
(718) 921-8283.

16. How does the optional cash payment feature of the Plan work?

         All Record Holders and Interested New Investors who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a Distribution is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month's Pricing Period (as defined in Question 12) to the purchase of additional Shares for the account of the Participant on the following Investment Date (as defined in Question 11).

17. What limitations apply to optional cash payments?

         Each optional cash payment is subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver by the Trust. For purposes of these limitations, all Plan accounts under the common control or management of a Participant (which shall be determined at the sole discretion of the Trust) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment that exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by the Trust, will be returned to Participants without interest at the end of the relevant Pricing Period.

         Participants may make optional cash payments of up to $5,000 each month without the prior approval of the Trust, subject to the Trust's right to modify, suspend or terminate participation in the Plan by otherwise Eligible Shareholders or Interested New Investors in order to eliminate practices that are, in the sole discretion of the Trust, not consistent with the purposes or operation of the Plan or that affect adversely the price of the Shares. Optional cash payments in excess of $5,000 may be made by a Participant only upon acceptance by the Trust of a completed Request for Waiver form from such Participant and receipt of such form by the Plan Administrator. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received by the Trust and the Plan Administrator and accepted by the Trust each month no later than the Optional Cash Payment Due Date (as defined in Question
18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Waivers will be accepted only with respect to actual record Participants and not for the benefit of Beneficial Owners. Participants interested in obtaining further information about a Request for Waiver should contact the Trust at (215) 875-0700 or visit the Trust's web site at www.PREIT.com.

         Waivers will be considered on the basis of a variety of factors, which may include the Trust's current and projected capital needs, the alternatives available to the Trust to meet those needs, prevailing market prices for Shares and other Trust securities, general economic and market conditions, expected aberrations in the price or trading volume of the Shares, the potential disruption of the price of the Shares by a financial intermediary, the number of Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Trust.

         PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

         Unless it waives its right to do so, the Trust may establish for any Pricing Period a minimum price (the "Threshold Price") applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to Requests for Waiver, in order to provide the Trust with the ability to set a minimum price at which Shares will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when Shares will be purchased directly from the Trust on the applicable Investment Date. The Trust will, at least three business days prior to each Optional Cash Payment Due Date (as defined in Question 18), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Trust at its discretion after a review of current market conditions, the level of participation in the Plan and the Trust's current and projected capital needs. Neither the Trust nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Trust at (215) 875-0700 or by visiting the Trust's web site at www.PREIT.com.

         The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Shares on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, that Trading Day will be excluded from that Pricing Period and no investment will occur on the corresponding Investment Date. For each Trading Day on which the Threshold Price is not satisfied, 1/12 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, 3/12 of each Participant's optional cash payment made pursuant to a Request for Waiver will be returned to such Participant in the same means by which such payment was made originally by the Participant, without interest, as soon as practicable after the end of the applicable Pricing Period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Pricing Period. This return procedure will only apply when shares are purchased directly from the Trust for optional cash payments made pursuant to Requests for Waiver and the Trust has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

         Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

         For any Pricing Period, the Trust may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Trust at
(215) 875-0700 or by visiting the Trust's web site at www.PREIT.com.

         For a list of expected dates by which the Threshold Price will be set in 1999 and 2000, see Schedule A.

         Each month, at least three business days prior to the applicable Optional Cash Payment Due Date (as defined in Question 18), the Trust may establish the Discount from the Market Price applicable to optional cash payments made pursuant to accepted Requests for Waiver during the corresponding Pricing Period, to the extent Shares are purchased directly from the Trust, and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made pursuant to Requests for Waiver during that month. The Discount will be established in the Trust's sole discretion after a review of current market conditions, the level of participation in the Plan and the Trust's current and projected capital needs. The Discount applies only to optional cash payments made pursuant to Requests for Waiver. Neither the Trust nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Trust at (215) 875-0700 or by visiting the Trust's web site at www.PREIT.com. Setting a Discount for a Pricing Period shall not affect the setting of a Discount for any subsequent Pricing Period. The Discount feature discussed above applies only to optional cash payments and does not apply to the reinvestment of Distributions.

         THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN SHARES ARE TO BE PURCHASED FROM THE TRUST ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE (SUBJECT TO CHANGE) LESS THE DISCOUNT, IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

18. What are the Optional Cash Payment Due Dates and Investment Dates for optional cash payments?

         Optional cash payments will be invested every month as of the related Investment Date. The "Optional Cash Payment Due Date" for optional cash payments is one business day prior to the commencement of the related Pricing Period and the "Investment Date" for optional cash payments of $5,000 or less is the last day of the Pricing Period (or Pricing Period conclusion date), and for optional cash payments of greater than $5,000 made pursuant to Requests for Waivers, the "Investment Date" is each day on which the NYSE is open for business in a Pricing Period.

         Optional cash payments received by the Plan Administrator by the Optional Cash Payment Due Date will be applied to the purchase of Shares on the Investment Dates that relate to that Pricing Period. No interest will be paid by the Trust or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Optional Cash Payment Due Date will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period.

         For a schedule of expected Optional Cash Payment Due Dates and Pricing Period commencement dates and conclusion dates in 1999 and 2000, see Schedule A.

19. When must optional cash payments be received by the Plan Administrator?

         Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of Shares for the account of the Participant during the next Pricing Period. See Question 18. In order for funds to be invested during the next Pricing Period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check, money order or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to American Stock Transfer and Trust Company and submitted together with, initially, the Authorization Form or, subsequently, the form for additional investments attached to Participant's statements. Checks returned for any reason will not be resubmitted for collection.

         NO INTEREST WILL BE PAID BY THE TRUST OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. BECAUSE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

         In order for payments to be invested on the first Investment Date in a Pricing Period, in addition to the receipt of good funds by the first Investment Date in a Pricing Period, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20. May optional cash payments be returned?

         Upon telephone or written request to the Plan Administrator received at least five business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five business days prior to such date will not be returned, but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each Trading Day that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. Are there any expenses to Participants in connection with their participation under the Plan?

         Participants will incur no brokerage commissions or service charges and, generally, the Trust will pay all costs of administration of the Plan. Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 27), however, must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable share transfer taxes.

                             Reports to Participants

22. What kind of reports will be sent to Participants in the Plan?

         Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Shares, including the Trust's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting Distributions paid.


                           Distributions on Fractions

23. Will Participants be credited with Distributions on fractions of shares?

    Yes.

                             Certificates for Shares

24. Will certificates be issued for shares purchased?

         No. Shares purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a

Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25. In whose name will certificates be registered when issued?

         Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be registered similarly when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request should be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the account.

                           Withdrawals and Termination

26. When may Participants withdraw from the Plan?

         A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a Distribution record date set by the Board of Trustees for determining Shareholders of record entitled to receive a Distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

         If the request to withdraw is received by the Plan Administrator on or after a Distribution Optional Cash Payment Due Date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such Distribution in cash or reinvest it in shares for the Participant's account. The request for withdrawal will then be processed as promptly as possible following such Distribution payment date. All Distributions subsequent to such Distribution payment date or Investment Date will be paid in cash unless a Shareholder re-enrolls in the Plan, which may be done at any time.

         Any optional cash payments that have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the Pricing Period.

27. How does a Participant withdraw from the Plan?

         A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question 37. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Trust, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

         Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable share transfer taxes, generally within five business days of the sale.

28. Are there any automatic termination provisions?

         Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of Distributions or the Optional Cash Payment Due Date for optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of Distributions or the Optional Cash Payment Due Date for optional cash payments, as applicable, shares will be purchased for the Participant with the related cash Distribution or optional cash payment and participation in the Plan will not terminate until after such Distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's shares and any cash Distributions paid thereon will be forwarded to such Participant's legal representative.

         THE TRUST RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE SHAREHOLDERS OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES THAT ARE, IN THE SOLE DISCRETION OF THE TRUST, INCONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR THAT AFFECT ADVERSELY THE PRICE OF THE SHARES.

                                Other Information

29. What happens if a Participant sells or transfers all of the shares registered in the Participant's name?

         If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a Distribution record date, the Participant may be terminated from the Plan at the discretion of the Trust as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

30. What happens if the Trust declares a Distribution payable in shares or declares a share split?

         Any Distribution payable in shares and any additional shares distributed by the Trust in connection with a share split in respect of shares credited to a Participant's Plan account will be added to that account. Share Distributions or split shares that are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of Shareholders not participating in the Plan.

31. How will shares held by the Plan Administrator be voted at meetings of shareholders?

         If the Participant is a Record Owner, the Participant will receive a proxy card covering both shares held directly and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

         If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed, but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Trustees of the Trust, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32. What are the responsibilities of the Trust and the Plan Administrator under the Plan?

         The Trust and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Trust's liability with respect to alleged violations of federal securities laws.

         The Trust and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33. May the Plan be changed or discontinued?

         Yes. The Trust may suspend, terminate or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Trust.

         The Trust may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

         Any questions of interpretation arising under the Plan will be determined by the Trust, in its sole discretion, and any such determination will be final.

34. What are the federal income tax consequences of participation in the Plan?

         The following summarizes certain federal income tax considerations applicable to current shareholders who participate in the Plan. New investors and current shareholders should consult the discussion herein under the caption "Federal Income Tax Considerations" for a summary of federal income tax considerations related to the ownership of Shares generally.

         The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of Shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

         Current Shareholders

         In the case of Shares purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from the Trust or in the open market, Participants will be treated for federal income tax purposes as having received, on the Distribution payment date, a Distribution in an amount equal to the amount of the cash Distribution that was reinvested.

         Such Distribution will be taxable as a Distribution to the extent of the Trust's current or accumulated earnings and profits. To the extent the Distribution is in excess of the Trust's current or accumulated earnings and profits, the Distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the Distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

         For Participants who are current shareholders of the Trust, it is not entirely clear under current law how purchases of Shares from the Trust pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Trust currently intends to take the position for tax reporting purposes either that no distribution from the Trust has occurred in connection with optional cash purchases, or, alternatively, that any such distribution is not taxable as a Distribution. It is possible, however, that the Internal Revenue Service ("IRS") might contend that Participants should be treated for federal income tax purposes as having received a distribution from the Trust in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Shares on the Investment Date less the amount of the optional cash payment, and that all or a portion of such distribution should be treated as a taxable Distribution. In the future, the Trust may, in light of subsequent developments in the tax laws or for other reasons, treat as a taxable Distribution all, or a portion, of the excess of the fair market value of the Shares credited to the Participant's Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

         In the case of Shares purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, Participants should not be treated for federal income tax purposes as having received a distribution from the Trust.

         General

         A Participant's holding period for Shares acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the Shares equal to the amount of cash used to purchase the Shares.

         A Participant will not realize any taxable income upon receipt of certificates for whole Shares credited to the Participant's account, either upon the Participant's request for certain of those Shares or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Shares or fractional share equivalent and the tax basis thereof.

35. How are income tax withholding provisions applied to Participants in the Plan?

         If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Shares, proceeds from the sale of fractional shares and proceeds from the sale of Shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

         If a Participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in Shares will be credited to such Participant's account. As a result of the Small Business Job Protection Act of 1996, the Trust intends to withhold 10% of any distribution to a foreign shareholder to the extent it exceeds the Trust's current and accumulated earnings and profits.

36. Who bears the risk of market fluctuations in the Trust's Shares?

         A Participant's investment in shares held in the Plan account is no different from his or her investment in shares held directly. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37. Who should be contacted with questions about the Plan?

    All correspondence regarding the Plan should be directed to:

                                    AMERICAN STOCK TRANSFER AND TRUST COMPANY
                                    REINVESTMENT DEPARTMENT
                                    40 WALL STREET
                                    NEW YORK, NY 10005

Please mention Pennsylvania Real Estate Investment Trust and this Plan in all correspondence.

38. How is the Plan interpreted?

         Any question of interpretation arising under the Plan will be determined by the Trust and any such determination will be final. The Trust may adopt and conditions of the Plan and its operation will be governed by the laws of the Commonwealth of Pennsylvania.

39. What are some of the Participant responsibilities under the Plan?

         Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

         Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Shares or cash held by the Plan Administrator except as expressly provided herein.

                                  Distributions

         The Trust has paid Distributions since its formation. In order to accommodate the provisions of this Plan, the Trust anticipates that Distributions will be payable on or about the fifteenth day of March, June, September and December.

                                 USE OF PROCEEDS

         The Trust does not know either the number of Shares that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Trust proposes to use the net proceeds from the sale of newly issued Shares for general Trust purposes, repayment of indebtedness and for working capital purposes.

                              PLAN OF DISTRIBUTION

         Except to the extent the Plan Administrator purchases Shares in open market transactions, the Shares acquired under the Plan will be sold directly by the Trust through the Plan. The Trust may sell Shares to owners of shares or Interested New Investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Shares trade or in privately negotiated transactions. The Shares are currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the Shares available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Trust for Shares acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Shares will be named in an applicable Prospectus Supplement. Any underwriting compensation paid by the Trust to underwriters or agents in connection with the offering of the Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement.

         Subject to the availability of Shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of Distributions.

         Except with respect to open market purchases of Shares relating to reinvested Distributions, the Trust will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Shares under the plan. Upon withdrawal by a participant from the plan by the sale of Shares held under the plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

         Shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                   SCHEDULE A
Optional Cash Payments

--------------------------------------------------------------------------------------------------------------
Threshold Price and             Optional Cash                Pricing Period               Pricing Period
 Discount Set Date             Payment Due Date             Commencement Date             Investment Date
--------------------------------------------------------------------------------------------------------------
March 25, 1999                  March 29, 1999               March 30, 1999               April 15, 1999
--------------------------------------------------------------------------------------------------------------
April 27, 1999                  April 29, 1999               April 30, 1999               May 17, 1999
--------------------------------------------------------------------------------------------------------------
May 25, 1999                    May 27, 1999                 May 28, 1999                 June 15, 1999
--------------------------------------------------------------------------------------------------------------
June 24, 1999                   June 28, 1999                June 29, 1999                July 15, 1999
--------------------------------------------------------------------------------------------------------------
July 27, 1999                   July 29, 1999                July 30, 1999                August 16, 1999
--------------------------------------------------------------------------------------------------------------
August 25, 1999                 August 27, 1999              August 30, 1999              September 15, 1999
--------------------------------------------------------------------------------------------------------------
September 27, 1999              September 29, 1999           September 30, 1999           October 15, 1999
--------------------------------------------------------------------------------------------------------------
October 26, 1999                October 28, 1999             October 29, 1999             November 15, 1999
--------------------------------------------------------------------------------------------------------------
November 24, 1999               November 29, 1999            November 30, 1999            December 15, 1999
--------------------------------------------------------------------------------------------------------------
December 28, 1999               December 30, 1999            December 31, 1999            January 18, 2000
--------------------------------------------------------------------------------------------------------------
January 26, 2000                January 28, 2000             January 31, 2000             February 15, 2000
--------------------------------------------------------------------------------------------------------------
February 24, 2000               February 28, 2000            February 29, 2000            March 15, 2000
--------------------------------------------------------------------------------------------------------------
March 28, 2000                  March 30, 2000               March 31, 2000               April 17, 2000
--------------------------------------------------------------------------------------------------------------
April 25, 2000                  April 27, 2000               April 28, 2000               May 15, 2000
--------------------------------------------------------------------------------------------------------------
May 25, 2000                    May 30, 2000                 May 31, 2000                 June 15, 2000
--------------------------------------------------------------------------------------------------------------
June 26, 2000                   June 28, 2000                June 29, 2000                July 17, 2000
--------------------------------------------------------------------------------------------------------------
July 26, 2000                   July 28, 2000                July 31, 2000                August 15, 2000
--------------------------------------------------------------------------------------------------------------
August 25, 2000                 August 29, 2000              August 30, 2000              September 15, 2000
--------------------------------------------------------------------------------------------------------------
September 26, 2000              September 28, 2000           September 29, 2000           October 16, 2000
--------------------------------------------------------------------------------------------------------------
October 26, 2000                October 30, 2000             October 31, 2000             November 15, 2000
--------------------------------------------------------------------------------------------------------------
November 27, 2000               November 29, 2000            November 30, 2000            December 15, 2000
--------------------------------------------------------------------------------------------------------------
December 22, 2000               December 27, 2000            December 28, 2000            January 16, 2001
--------------------------------------------------------------------------------------------------------------

Share Distribution Reinvestments (1)

--------------------------------------------------------------------------------
Record Date                                     Investment Date (2)
--------------------------------------------------------------------------------
May 31, 1999                                    June 15, 1999
--------------------------------------------------------------------------------
August 31, 1999                                 September 15, 1999
--------------------------------------------------------------------------------
November 30, 1999                               December 15, 1999
--------------------------------------------------------------------------------
February 29, 2000                               March 15, 2000
--------------------------------------------------------------------------------
May 31, 2000                                    June 15, 2000
--------------------------------------------------------------------------------
August 31, 2000                                 September 15, 2000
--------------------------------------------------------------------------------
November 30, 2000                               December 15, 2000
--------------------------------------------------------------------------------

(1) The dates indicated are those expected to be applicable under the Plan with respect to future Distributions, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees.

(2) The Investment Date relating to Distributions is also the pricing date with respect to Common Shares acquired directly from the Trust with such Distributions. See Question 12.

New York Stock Exchange Holidays

--------------------------------------------------------------------------------
                                      1999                         2000
--------------------------------------------------------------------------------
New Year's Day                         --                   (1)

--------------------------------------------------------------------------------
Martin Luther King, Jr. Day            --                    January 17, 2000

--------------------------------------------------------------------------------
President's Day                 February 15, 1999            February 21, 2000

--------------------------------------------------------------------------------
Good Friday                     April 2, 1999                April 7, 2000

--------------------------------------------------------------------------------
Memorial Day                    May 31, 1999                 May 29, 2000

--------------------------------------------------------------------------------
Independence Day                (1)                          July 4, 2000

--------------------------------------------------------------------------------
Labor Day                       September 6, 1999            September 4, 2000

--------------------------------------------------------------------------------
Thanksgiving Day                November 25, 1999            November 23, 2000

--------------------------------------------------------------------------------
Christmas Day                   December 25, 1999            December 25, 2000

--------------------------------------------------------------------------------
(1) Unknown at the date of this Prospectus because the holiday falls on a weekend.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         Under the Trust Agreement, the Trust has the authority to issue up to 100,000,000 Shares and up to 25,000,000 Preferred Shares. As used herein, the term "Shares" means shares of beneficial interest in the Trust other than Preferred Shares.

General Provisions

         Voting, Dividend and Other Rights. Subject to the provisions of the Trust Agreement regarding "Excess Shares" (See " -- Restrictions on Transfer"),
(i) the holders of the Shares ("Shareholders") are entitled to one vote per Share on all matters voted on by the Shareholders, including elections of the Trustees, and (ii), subject to the rights of holders of any Preferred Shares, if any ("Preferred Shareholders"), the Shareholders are entitled to a pro rata portion of such distributions as may be declared from time to time by the Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The majority of Shares voting on a matter at a meeting at which at least a majority of the Shares are present in person or by proxy constitutes the act of the Shareholders, except with respect to the election of Trustees (see below). While the Shareholders generally possess all of the voting power, the Trust Agreement permits the Trustees to (a) issue, classify or reclassify up to 25,000,000 Preferred Shares, which may have voting rights equal to or superior to the Shares, and (b) authorize the holders of securities of affiliates of the Trust to vote with the Shareholders on certain matters, and the Trustees have exercised that right as to holders of certain currently outstanding units of limited partner interests in PREIT Associates ("Units") with respect to fundamental changes in the Company (i.e., mergers, consolidations and sales of substantially all of the Company's assets). See "Summary of the Operating Partnership Agreement -- Authorization of Units and Voting Rights." All Shares are fully paid and nonassessable. Shareholders do not have any preemptive rights to purchase Trust securities.

         The Trust Agreement provides that the Trustees may (a) issue, classify or reclassify shares of beneficial interest as Preferred Shares having preferences to the Shares in any matter, including rights in liquidation or to dividends; (b) issue options, rights (including shareholder rights plans), and other securities having conversion or option rights; and (c) authorize the creation and issuance by subsidiaries and affiliates of the Trust of securities having conversion and option rights in respect of Shares. Thus, the rights of holders of existing Shares are subject to preferred rights as to dividends and in liquidation (and other such matters) to the extent set forth in any subsequently authorized Preferred Shares or class of Preferred Shares.

         Board of Trustees. The Board of Trustees is divided into three classes serving staggered three-year terms. The Trust Agreement does not provide for cumulative voting in the election of Trustees, and the candidates receiving the highest number of votes are elected to the office of Trustee.

         Trustee Nomination Process. The Trust Agreement provides that nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made by the Trustees, or, subject to the rights of Preferred Shareholders, by petition in writing delivered to the Secretary of the Trust not fewer than thirty-five (35) days prior to such meeting signed by the holders of at least two percent (2%) of the Shares outstanding on the date of such petition. Unless nominations shall have been made as aforesaid, they shall not be considered at such meeting unless the number of persons nominated as aforesaid shall be fewer than the number of persons to be elected to the office of Trustee at such meeting, in which such event nominations for the Trustee positions which would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of Trustees.

         Transfer Agent. The transfer agent for the Shares is American Stock Transfer and Trust Company.

Limited Liability of Shareholders

         The Trust Agreement provides that Shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a Trustee or the Company and that the Trustees have no general power to bind them personally. Notwithstanding the foregoing, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, Shareholders may be liable personally for such obligations to the extent that the Company does not satisfy such claims. The Company conducts substantially all of its business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. The Company carries insurance in amounts that the Trustees deem adequate to cover foreseeable tort claims.

Restrictions on Transfer

         Among the requirements for qualification of the Company as a REIT under the Code are, (i) not more than 50% in value of its outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of the Company's gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, provisions of the Trust Agreement restrict the ownership and transfer of shares (the "Ownership Limit Provisions").

         The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% in value of the Shares. A comparable restriction applies to the ownership of any Preferred Shares. The Trustees may waive the Ownership Limit Provisions if evidence satisfactory to the Trustees and tax counsel to the Company is presented that such ownership will not jeopardize the Company's status as a REIT.

         Issuance or transfers of Shares in violation of the Ownership Limit Provisions or which would cause the Shares to be beneficially owned by fewer than 100 persons are void and the intended transferee acquires no rights to the Shares.

         In the event of a purported transfer or other event that would, if effective, result in the ownership of Shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of Shares that would be owned by the transferee in excess of the Ownership Limit Provisions automatically are exchanged for Excess Shares (the "Excess Shares"), authorized by the Trust Agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of Shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to the Trust of a purported transfer or other event that would result in the issuance of Excess Shares.

         Excess Shares are not treasury shares, but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be the Company. The beneficiary of such trust shall be designated by the purported holder of Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of Shares for Excess Shares and prior to the discovery by the Trust of such exchange, dividends or distributions are paid with respect to the Shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to the Trust upon demand. Subject to the rights of the Preferred Shareholders, if any, Excess Shares participate ratably (based on the total number of Shares and Excess Shares) in any liquidation, dissolution or winding up of the Company. Except as required by law, holders of Excess Shares are not entitled to vote with respect to such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of Shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be exchanged automatically for the same number of Shares for which the Excess Shares were exchanged originally. The Trust Agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to the Trust. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction, then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Trust, to have acted as an agent on behalf of the Trust in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Trust.

         The Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to the Trust at the lesser of the price paid for the Shares by the purported transferee or in the case of a gift, devise or other transaction, the market price for such Shares at the time of such gift, devise or other transaction or the market price for the Shares on the date the Trust or its designee exercises its option to purchase. The Trust may purchase such Excess Shares during a 90-day period, beginning on the date of the violation transfer if the original transferee-Shareholder gives notice to the Trust of the transfer or, if no notice is given, the date the Board of Trustees determines that a violation transfer has been made.

         Each Shareholder upon demand is required to disclose to the Trust, in writing, such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deems necessary to comply with the provisions of the Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Change-in-Control Provisions

         Ownership Limit. In order to protect its status as a REIT, the Trust must satisfy certain conditions, including the conditions that: (i) no more than 50% in value of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals; and (ii) the Shares must be owned beneficially by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To this end, the Trust Agreement, among other things, prohibits: (a) any holder from owning more than 9.9% of its outstanding Shares without the consent of the Board of Trustees after evidence satisfactory to the Trustees and tax counsel to the Company is presented evidencing that such ownership will not jeopardize the Company's tax status as a REIT, and (b) transfers of Shares that would cause the Trust to be owned beneficially by fewer than 100 persons. These limitations may have the effect of precluding acquisition of control of the Company by a third party.

         Staggered Board. The Trust's Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. Trustees may only be removed by the Shareholders during their term in office for "cause," as that term is defined in the Trust Agreement. The staggered terms for trustees may affect the Shareholders' ability to take control of the Company, even if a change in control were in the Shareholders' interest.

         Multiple Classes and Series of Shares of Beneficial Interest. The Trust Agreement provides that the Trustees may issue, classify or reclassify up to 25,000,000 Preferred Shares (including classes and series of Preferred Shares having preferences to the Shares in any matter, including rights in liquidation or to dividends) and options, rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by subsidiaries and affiliates of the Trust of securities having conversion and option rights in respect of Shares. The Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or Preferred Shares could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the Shareholders' interest. No such rights or Preferred Shares are issued or outstanding currently.

                         SUMMARY OF THE TRUST AGREEMENT

         The following summary of the Trust Agreement is qualified in its entirety by reference to the Trust Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

The Trustees

         The Trustees are divided into three classes, with each member of a class elected for a term of three years or until his successor is duly elected and qualified. Of the nine Trustees currently in office, six have been elected by the shareholders and three were appointed to fill the unexpired terms of the trustees who resigned as contemplated by the provisions of the agreement in which the Trust acquired its interest in PREIT-RUBIN. The Trust Agreement provides that there will be not fewer than five nor more than 15 Trustees. The Trustees are not required to furnish a bond. Trustees may resign at any time, but no resignation is effective until a successor is elected if its effect would be to reduce the number of Trustees below five. The Trustees may fill vacancies that shall have occurred as a result of an increase in the number of Trustees or by reason of the death, resignation or incapacity of any of the Trustees. A Trustee chosen by the other Trustees to fill a vacancy that has occurred as a result of an increase in the number of Trustees will serve until the next annual or special meeting of shareholders and until his successor is elected and qualified. A Trustee chosen by other trustees to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee will hold office for the full remaining term of the former Trustee and until his successor is elected and qualified. At such meetings to elect Trustees, the holders of a majority of shares represented will elect Trustees for the term of the class of Trustees being elected. The shareholders may also elect Trustees to fill a vacancy which the other Trustees have not filled. Two-thirds of the serving Trustees have the right at any time to remove any of their number, including a Trustee elected by the shareholders, for any cause deemed by them to be sufficient. Any Trustee may be removed for cause by the holders of a majority of the outstanding Shares then outstanding and entitled to vote. A vacancy created by the removal of a Trustee by the other Trustees may be filled only by the shareholders at their next annual meeting or a special meeting called for that purpose unless there are fewer than five Trustees, in which event the remaining Trustees are required to elect a sufficient number of persons so that at least five will be serving. Regular meetings of the shareholders are held annually, and special meetings of the shareholders may be called upon proper notice.

         The concurrence of a majority of the Trustees present at any meeting where there is a quorum, or the written consent of a majority of the Trustees then serving, is necessary for the validity of any action taken. In no event may action be taken without the concurrence, at a meeting or by consent in writing, of at least four Trustees. A majority of the Trustees, provided that the majority consists of at least four Trustees, constitutes a quorum. However, if there are fewer than five Trustees, the remainder must act to fill vacancies to bring the total number of Trustees to at least five.

         The Trustees may hold legal title to the Trust's properties on its behalf or designate persons to so hold on behalf of the Trust. The Trustees have complete control of the conduct of the Trust's business, including investments, sales, leasing, issuance of additional shares, borrowing and distributions to shareholders without the necessity of securing shareholder approval.

Indemnification

         The Trust Agreement provides that (a) no Trustee shall be personally liable for monetary damages for any action, or any failure to take action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713, and (b) no officer who performs his duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence as a person of ordinary diligence would use will be liable by reason of having been an officer of the Company.

         The Trust Agreement provides that every Trustee and officer shall be entitled as of right to be indemnified by the Trust against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Trust or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a Trustee or officer of the Trust or by reason of the fact that such person is or was serving in any capacity at the request of the Company as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or officer against the Company and further provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness. The Trust Agreement further provides that such right to indemnification shall be contractual in nature and shall include the right to be paid in advance the expenses incurred in connection with such proceedings; provided, however, that such advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of such Trustee or officer to repay all amounts so advanced if it is ultimately determined that such Trustee or officer is not entitled to be indemnified under the Trust Agreement. The Trust's By-laws provide for similar but not identical indemnification rights.

Transactions with Trustees

         The Trustees may deal with the Trust by rendering services for reasonable compensation, buying property from or selling property to the Trust or otherwise. No Trustee shall have any liability for such transactions approved by a majority of the other Trustees, except for his bad faith or gross negligence, and any such Trustee may be counted in determining the existence of a quorum at any meeting of the Board of Trustees that authorizes any such transaction and may vote thereat to authorize any such transaction.

Term

         The Trust's term is perpetual. The Trust's existence does not terminate automatically in the event the Trust fails to maintain its qualification as a real estate investment trust for tax purposes.

Fundamental Transactions; Amendments

         Any merger to which the Trust is a party (other than a merger with an entity in which the Trust owned, directly or indirectly, at least 80% of the voting power of all ownership interests prior to the merger or a merger where the persons that were the Shareholders of the Trust immediately prior to the merger will own, directly or indirectly, immediately following the merger all of the ownership interests in the surviving entity) and any sale or transfer of all or substantially all of the assets of the Trust (other than to an entity directly or indirectly controlled by the Trust) must be approved by the affirmative vote of the holders of a majority of the votes cast by all Shareholders entitled to vote thereon (excluding holders of any Preferred Shares that are entitled to vote thereon exclusively as a class) and by the affirmative vote of a majority of the votes cast by holders of any class or series of Preferred Shares entitled to vote thereon as a class.

         Amendments to the Trust Agreement can be made by the consent of two-thirds of the Trustees, but not fewer than four. However: (i) no amendment to increase the liability of Shareholders shall be effected; (ii) no amendment may require additional contributions from or assessments against Shareholders;
(iii) no amendment (A) increasing the authorized shares of beneficial interest in the Trust, or (B), except for an amendment designating a class or series of Preferred Shares, having the purpose or reasonably foreseeable effect of impeding or preventing a "control transaction" shall be effective without the affirmative vote of the holders of a majority of votes cast by (1) all Shareholders entitled to vote thereon (excluding holders of any Preferred Shares that are entitled to vote thereon exclusively as a class) and (2) the holders of any class or series of Preferred Shares entitled to vote thereon as a class; and
(iv) no amendment to the provisions regarding the amendment of the Trust Agreement, the dissolution of the Company or fundamental changes to the Company (i.e., mergers or sales of all or substantially all of the Company's assets) shall be effected without the affirmative vote of the Shareholders whose votes are at the time of such amendment necessary to effect the pertinent action. As used in the Trust Agreement, the term "control transaction" means the acquisition by a person or a group of persons acting in concert of voting control over voting Shares of the Trust that would entitle the holders thereof to cast at least 20% of the votes that all Shareholders would be entitled to cast in the election of Trustees.

Applicable Law

         The Trust Agreement provides that it shall be construed in accordance with Pennsylvania law.


                 SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT

         The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., as amended (the "Operating Partnership Agreement") is qualified in its entirety by reference to the Operating Partnership Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

General

         The Trust is the sole general partner of the Operating Partnership. The Trust contributed to the Operating Partnership, or to entities wholly owned by the Operating Partnership, the real estate interests owned, directly or indirectly, by the Trust, or the economic benefits thereof, in exchange for a general partnership interest in the Operating Partnership and a number of Class A Units which equaled, in the aggregate, the number of shares of beneficial interest in the Trust issued and outstanding on September 30, 1997.

Management

         Under the Operating Partnership Agreement, the Trust, as the sole general partner of the Operating Partnership, has the authority, to the exclusion of the limited partners, to make all management decisions on behalf of the Operating Partnership. In addition, the Trust, as general partner, will have the ability to cause the Operating Partnership to create and issue subsequent classes of limited or preferred partner interests with terms different from the limited partner and general partner interests issued previously. The Trust has agreed in the Operating Partnership Agreement to conduct substantially all of its business activities through the Operating Partnership unless a majority in interest of the Units (exclusive of Units owned by the Trust) consent to the conduct of business activities outside the Operating Partnership.

Authorization of Units and Voting Rights

         The Operating Partnership Agreement authorizes the issuance of an unlimited number of Units in one or more classes. Holders of Units are entitled to distributions from the Operating Partnership as and when made by the general partner. Since the general partner will, of necessity, have to make distributions on the Class A Units held directly or indirectly by it at the times and in the amounts as will permit it to make distributions to Shareholders necessary to preserve its status as a REIT for federal income tax purposes, it is anticipated that the holders of Units will receive such distributions at the approximate time, and in the same amounts, as distributions are declared and paid by the Trust to the Shareholders.

         Holders of Units generally will have no right to vote on any matter voted on by holders of Shares except that prior to the date on which at least half of the Units issued on September 30, 1997 (other than to the Trust or an affiliate of the Trust) have been redeemed, the holders of Units issued on September 30, 1997 (other than the Trust or an affiliate of the Trust) shall be entitled to vote, as a single class, on any proposal to merge, consolidate, or sell substantially all of the assets of the Company if the holders of Shares vote thereon and, in such event, holders of Units will be entitled to one vote for each Share issuable by the Trust upon the redemption of one Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding Units and the applicable vote of the holders of the Shares, which such vote may be met by any combination of holders of the Units and the Shares.

         The Operating Partnership Agreement also provides that the Trust may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of such transaction, the Units are treated in the same manner as that number of Shares for which they are exchangeable by the Trust upon notice of redemption are treated and that holders of Units will have the right to vote on certain amendments to the Operating Partnership Agreement.

Redemption Rights

         As of March 1999, the Operating Partnership has issued Units of Class A limited partner interest and Units of Class B limited partner interest. Class A and Class B Units are redeemable by the Operating Partnership at the election of a limited partner holding such Units, at such time, and for such consideration, as set forth in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of limited partnership units (other than the Trust and its subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A Units so received and then held by such party. Class B Units are redeemable at the option of the holder at any time after issuance. This Registration Statement has been filed to register for resale by the holders thereof Shares issuable by the Trust upon the redemption of certain outstanding Units pursuant to this provision of the Operating Partnership Agreement.

         If a notice of redemption is given, the Trust has the right to elect to acquire the Units tendered for redemption for its own account, either in exchange for the issuance of a like number of Shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the Shares over the ten consecutive trading days immediately prior to receipt by the Trust, in its capacity as general partner of the Operating Partnership, of the notice of redemption. If the Trust declines to exercise such right, then on the tenth day following tender for redemption the Operating Partnership will pay a cash amount equal to the number of Units so tendered multiplied by such average closing price.

Other Rights

         When the Operating Partnership acquires properties, the Operating Partnership often enters into contracts that restrict the Operating Partnership's ability to resell such properties. Those who are issued Units in the transactions may have the right to prohibit such a sale if a certain number of such Unit holders object to the sale, subject to certain conditions regarding the form of the sale. Separate agreements may prohibit the Operating Partnership from selling or otherwise disposing of properties in transactions unless the sale takes a certain form or is undertaken in connection with a program to sell a certain percentage of the Operating Partnership's assets.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the Federal income tax considerations that may be material to a prospective holder of Shares. Drinker Biddle & Reath LLP, counsel for the Company, has provided an opinion letter to the Company respecting the discussion set forth below under this heading "Federal Income Tax Considerations," and this opinion is included as an Exhibit to the Registration Statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

         A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of PREIT Associates (the "Operating Partnership") and each of the real estate partnerships or other pass-through entities in which the Operating Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.

         Income Tests. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each year must be derived from the same items that qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross income that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render more than a de minimus amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Although PREIT-RUBIN renders services with respect to rental properties of the Operating Partnership and the Title Holding

Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, the Company believes that the services being provided by PREIT-RUBIN with respect to such properties are usual or customary or should not otherwise be considered "rendered to the occupant." The Company believes, moreover, that the aggregate amount of any nonqualifying income in any taxable year earned by the Operating Partnership and the Title Holding Partnerships has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         The Operating Partnership owns all of the nonvoting Shares of PREIT-RUBIN, a corporation that is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for the Operating Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable Federal and state corporate income tax rates and will be received by the Company only indirectly as dividends (after reduction by such taxes). Although dividends generally qualify under the 95% test, the IRS refuses to rule on this issue when the dividends are earned in this manner.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a qualified REIT subsidiary or another REIT).

         The Company believes that it has complied, and anticipates that it will continue to comply, with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company believes that more than 75% of its assets are real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets. As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         The Operating Partnership owns all of the nonvoting Shares of PREIT-RUBIN. The Operating Partnership does not own any of the voting securities of PREIT-RUBIN. The Company believes that its indirect interest in the securities of PREIT-RUBIN did not as of September 30, 1997 and does not currently exceed 5% of the total value of the Company's assets. However, no independent appraisals have been obtained.

         No assurance can be given that the Company's indirect ownership of PREIT-RUBIN will meet the 10% voting securities test. Prior to June 1994, the Internal Revenue Service (the "IRS") routinely issued rulings that the 10% voting securities test was met in any case where the REIT did not own more than 10% of a management company's voting stock. However, in September 1994, the IRS reevaluated its position on this issue and now refuses to issue a ruling on whether the 10% voting securities test is met.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot assure you, however, that such other action will always be successful.

         It should also be noted that certain proposed changes to the tax laws regarding REITs have been considered in the past and may be enacted in the future. Of potential relevance to the Company are proposed changes in the President's current budget proposals that would modify the 10% voting securities test described above to include both vote or value, but would also permit taxable REIT subsidiaries within certain limitations and subject to certain restrictions. The proposal, if enacted as proposed, would not prohibit the Company's current ownership of shares of PREIT-RUBIN, but it could limit the Company's flexibility in future transactions between the Company and PREIT-RUBIN.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular corporate rates and also may be subject to a 4% excise tax on undistributed income.

         The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by the Operating Partnership) to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

         Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners. The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and the Title Holding Partnerships:

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         Classification of the Operating Partnership and Title Holding
Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.

         Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The properties contributed directly or indirectly to the Operating Partnership have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Pursuant to
Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. If the Partnerships sell contributed property at a gain or loss, such gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

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         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make such occasional sales of the properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as 20%-rate capital gain dividends will be taxed as long-term capital gains, and distributions that are designated as 25%-rate gain dividends will be taxed as 25%-rate gain, in each case without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less), assuming the Shares are a capital asset in the hands of the shareholder.

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

         In addition, to the extent, if any, that the Company does not distribute all its net capital gain (including 25%-rate gain) in a year, the Company may elect to designate (in a written notice to shareholders) that such undistributed capital gain shall nonetheless be treated for Federal income tax purposes as if it had been distributed proportionately to the Company's shareholders as of the end of the year and recontributed to the Company's capital. In that case, the shareholders will be taxed on such gain, but will receive a tax credit for the tax paid by the Company on the gain, and each shareholder's basis in Shares of the Company will be increased by the excess of the amount of such gain over the amount of such tax credit.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain (including both 20%- and 25%-rate gain).

         Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

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

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by the Company as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

Other Tax Considerations

         State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Shares of the Company.


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                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain federal income tax matters respecting the Company. Sylvan M. Cohen, Chairman of the Board of the Trust, is of counsel to Drinker Biddle & Reath LLP. Mr. Cohen is the beneficial owner of a substantial number of shares of beneficial interest in the Trust.

                                     EXPERTS

         The financial statements and financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         Some of the Company's historical financial statements were audited by either Ernst & Young LLP, independent auditors, or Zelenkofske Axelrod and Co., Ltd., as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given the authority of such firms as experts in accounting and auditing.






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                                TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3
CAUTIONARY STATEMENT.........................................................5
THE COMPANY..................................................................5
RISK FACTORS.................................................................6
DESCRIPTION OF THE PLAN.....................................................16
USE OF PROCEEDS.............................................................40
PLAN OF DISTRIBUTION........................................................40
SCHEDULE A..................................................................42
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST................................44
SUMMARY OF THE TRUST AGREEMENT..............................................48
SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT..............................50
FEDERAL INCOME TAX CONSIDERATIONS...........................................53
LEGAL MATTERS...............................................................61
EXPERTS.....................................................................61










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